EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of November 16, 2018 (the “Effective Date”), is made and entered into by and between BROWN & BROWN, INC., a Florida corporation (the “Company”), and JAMES C. HAYS, a resident of the State of Florida (“Executive” and together with the Company, each a “Party” and collectively, the “Parties”).
Background
A.Executive is a shareholder, director, executive officer, and key employee of The Hays Group, Inc. and/or one or more of that corporation’s directly or indirectly owned subsidiaries (collectively, “Hays Group”). Hays Group, Inc. (and related subsidiaries, affiliates and majority equity owners) and the Company are parties to that certain Asset Purchase Agreement, effective as of October 22, 2018 (the “Purchase Agreement”), pursuant to which the Company has acquired Insurance Business-related assets of Hays Group (the “Acquisition”).
B.In connection with and conditioned upon the completion of the Acquisition, the Company has made an offer of employment to Executive and Executive is willing to accept such offer on the terms and conditions set forth in this Agreement. Executive’s entry into this Agreement with the Company is a condition to Executive’s employment with the Company, and the rights and obligations that comprise this Agreement equally extend to the Company’s Affiliates (as defined below).
C.Executive shall serve as an executive officer of the Company, and may from time to time serve as a director, manager, and/or executive officer of the Company and/or one or more of the Company’s Affiliates and, by virtue of title and position, shall occupy a position of trust and shall be considered a “Senior Leader” and a member of what is commonly known as the Company’s “Senior Leadership Council”.
D.Executive shall serve as a member of the board of directors of the Company (“Board of Directors”) pursuant to separate documentation as to such appointment.
E.The Company and its Affiliates comprise one of the largest insurance intermediary organizations in the United States of America and in the world. The Company, through its Affiliates, is in the business of selling and servicing insurance, risk transfer alternatives, and related services including, but not limited to, the business of quoting, proposing, soliciting, selling, placing, providing, servicing and/or renewing insurance, reinsurance, and surety products, as well as loss control, claims administration, risk management, program administration, Medicare secondary payer statute compliance, Social Security benefits and Medicare benefits advocacy services, and other services (as such products and services may be developed, added by acquisition or modified from time to time, the “Insurance Business”). The Company has a compelling interest in maintaining the confidentiality of Confidential Information and/or Trade Secrets (as defined below), retaining its employees, and maintaining the customer relationships and business goodwill the Company acquires. Executive will have extensive and intimate knowledge of the Company’s strategic goals, including particularized plans and processes developed by the Company, either through the Executive’s efforts or other Senior Leadership while employed by the Company, which are unknown to others in the industry and which give the Company a competitive advantage.
F.Executive shall also have responsibility for the performance and results of various business units, divisions, profit centers and Affiliates of the Company and for developing and/or executing strategic plans for the Company and/or its Affiliates. Executive’s role in the Senior Leadership will be such that the Company’s Confidential Information and Trade Secrets will necessarily become so entwined with Executive’s own base knowledge and experience that it will become inextricable and would, in a subsequent competitive venture, result in the inevitable disclosure and compromise of the Company’s Confidential Information and Trade Secrets, whether such reliance or disclosure would be done consciously or unconsciously by Executive.
G.The provisions above are hereby incorporated into this Agreement as if set forth herein at length.
NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:
1.Certain Defined Terms. For purposes of this Agreement, the term:
(a)“Affiliate” means, when used with respect to a specified Person (as defined below), another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For purposes of this Agreement, “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through ownership of voting securities, contract or otherwise. “Controlled” and “controlling” shall have correlative meanings.
(b)“Client Account” means any Person to whom Insurance Products or Services have been provided by the Company within the twenty-four (24) month-period immediately preceding Separation (as defined below).
(c)“Confidential Information” includes all information, whether or not reduced to written or recorded form, that is related to any Group Company (as defined below) and that is not generally known or accessible to members of the public and/or competitors of any Group Company and as to which such Group Company takes reasonable steps to remain confidential, whether furnished by any Group Company or compiled by Executive or received as a member of the Board of Directors, including but not limited to: the financial condition, results of operations, compensation and other information regarding any Group Company (including any material, non-public information provided to the Board of Directors); the personnel of any Group Company; information regarding the potential or completed merger, acquisition or sale of business assets; the lists of Client Accounts, Prospective Client Accounts (as defined below), insurance carriers, policy forms, and/or rating information, expiration dates, information on risk characteristics; information concerning insurance markets for large or unusual risks; and records pertaining thereto. However, Confidential Information will not include information that: (i) is or becomes publicly available other than as a result of disclosure by Executive; or (ii) is now or hereafter becomes available to Executive on a non-confidential basis from a source (other than any Group Company) that is not prohibited from disclosing such information to Executive. As used herein, Confidential Information will also include, without limitation, a “Trade Secret,” which will have the meaning ascribed under the Uniform Trade Secrets Act, as adopted and in effect on and after the date of this Agreement, and generally means any information that is not generally known, has independent economic value by reason of not being widely known, and as to which the owner of such Trade Secret takes reasonable precautions to protect its secrecy.
(d)“Executive’s Investments” means: (i) the investments of Executive related to the business of providing Insurance Products and Services and listed in Schedule 1 attached hereto; and (ii) any additional investments constituting the business of providing Insurance Products and Services as provided by Executive and authorized by the Company pursuant to Section 2(d) below.
(e)“Good Reason” means the existence of one or more of the following conditions which occur without Executive’s express written consent, provided that Executive has first given written notice to the Company of the existence of such condition within ninety (90) days after its initial existence and the Company has not remedied such condition, if such condition can be remedied, within thirty (30) days after Executive’s written notice is received by the Company, and Executive separates from service within two years following the initial existence of such condition:
(i)a material diminution in Executive’s base compensation;
(ii)a material diminution in Executive’s authority, duties, or responsibilities; or
(iii)any other action or inaction that constitutes a material breach by the Company of this Agreement.
(f)“Group Company” or “Group Companies” means the Company and each of its Affiliates.
(g)“Insurance Products or Services” means any insurance or reinsurance-related policies, programs, or services (i) provided or offered by, or (ii) under development and to be imminently provided or offered by, of the Group Companies.
(h)“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, or other entity or a governmental body.
(i)“Prospective Client Account” means any Person as to whom any Group Company has quoted, proposed, or solicited any Insurance Products or Services within the twenty-four (24) month-period immediately preceding Separation.
(j)“Separation” means the cessation of Executive’s employment with the Company or any of its Affiliates for any reason, and “Separated” means that a Separation has occurred.
2.Employment and Job Duties; Life Insurance Policy.
(a)The Company agrees to employ Executive, and Executive accepts such employment, upon the terms and conditions set forth in this Agreement. Executive shall have the title of Vice Chairman of the Company, and/or such other title(s) as the Board of Directors, the President, and/or the Chief Executive Officer may designate from time to time. Additionally, as a Senior Leader of the Company, Executive shall serve as a member of Company’s Senior Leadership team and the Company’s Leadership Council.
(b)Executive shall perform such other duties as directed by the Board of Directors, the President and/or the Chief Executive Officer of the Company. Executive shall abide by all applicable policies, procedures and guidelines of the Company disclosed or made available to Executive in writing, as the same may be modified, amended or replaced by the Company in its sole discretion from time to time. Executive will not knowingly or willingly take any action contrary to the best interests of the Company or its Affiliates.
(c)During Executive’s employment with the Company, Executive will not, directly or indirectly, engage in the Insurance Business in any of its phases, in any capacity, in any manner or with any firm or corporation engaged in the Insurance Business, except on behalf of the Company or as directed by the Company. Executive agrees that so long as Executive is working for the Company, Executive will not undertake the planning or organizing of any business activity that is competitive with or that creates a conflict of interest with the work Executive performs for the Company. Unless otherwise agreed, Executive will devote substantially all of Executive’s productive business time to duties set forth by the Company or its Affiliates. Nothing in this Section 2(c) will prevent or be deemed to prohibit Executive from spending time on Executive’s Investments or non-competitive businesses, provided further, however, that the activities described above do not materially interfere with the satisfactory performance of Executive’s duties to the Company or require that any Company business time be expended by any other employee of the Company.
(d)Company and Executive agree that any proposed investments or activities of Executive which Executive would like to include in Executive’s Investments after the Effective Date of this Agreement shall be addressed as follows: Executive will provide an electronically-dated writing with any new potential Executive Investment to the Chief Executive Officer, or his designee that has been approved by Executive in writing (including with an email), that describes the business to be invested in, the amount of the investment, and the level of involvement of Executive in the operations (e.g., board member or advisor) (the “Request”). The Chief Executive Officer/designee shall inform Executive via an electronically-dated writing within three (3) business days whether the Company believes the proposed investment has any conflict with the business of the Group Companies. If (1) the Chief Executive Officer/designee authorizes Executive to proceed with the investment; or (2) the Chief Executive Officer/designee fails to respond to the Request within three (3) business days after Executive provided the Request, then Executive may proceed with that investment and it will be deemed part of the Executive’s Investments for purposes of this Agreement.
(e)Executive shall have broad discretion to direct those aspects of the business and affairs of the Company and Affiliates for which Executive is responsible, subject to Company’s corporate governance obligations, insurance operations recommendations, accounting methodology, and other rules, procedures and guidelines, and subject to applicable law. By way of example and not by way of limitation, duties of Executive include the ability to:
(i)Attract, retain and develop talent across the Company’s divisions, including, but not limited to, identifying start-up office opportunities;
(ii)Assist in transition of the Hays Group to the Company;
(iii)Refer and recommend business enterprises as M&A Prospects (as defined below);
(iv)Pursue new and existing insured customers and business relationships with insurance or reinsurance carriers, other insurance or reinsurance markets, intermediaries, brokers and agents, and other third parties (both domestically and in London);
(v)Develop, plan, implement and execute strategies to improve operational results; and
(vi)Implement policies and procedures necessary for the operation of profit centers reporting to Executive, provided that they are not materially inconsistent with those of Company.
(f)Without limiting the foregoing, Executive’s duties on behalf of the Company include or may include: (i) the identification of M&A Prospects; (ii) the negotiation and entry into a non-disclosure, confidentiality, or similar agreement with a M&A Prospect or its representative; (iii) the pursuit, receipt, analysis and evaluation of financial, legal, operational, and other information provided by or on behalf of a M&A Prospect to determine whether the Company should pursue a possible acquisition transaction (whether by asset acquisition, stock acquisition, merger, or other form of business combination) with such M&A Prospect (a “Transaction”); (iv) assist the M&A team in the negotiation of terms with a M&A Prospect and its representatives regarding a possible Transaction; (v) the consummation of a possible Transaction with a M&A Prospect or, alternatively, the termination of discussions regarding a possible Transaction with a M&A Prospect; and/or (vi) the integration and monitoring of the performance of a completed Transaction of a M&A Prospect (collectively and as the same may be modified from time to time, the “M&A Process”). The Parties acknowledge and agree that the successful execution of the M&A Process is an integral part of the Company’s short-term and long-term business strategy and success. Executive’s role in the M&A Process is one of confidence and trust with the Company.
(g)The Company shall indemnify, defend and hold Executive harmless from and against (1) any claims or causes of action against Executive arising out of Executive’s conduct in the course and scope of Executive’s employment with the Company; and (2) any matter which requires Executive to be interviewed or provide testimony relating to any legal matter (e.g., internal investigations, depositions, etc.), including advancing attorneys’ fees and costs to the Executive’s counsel of his own choosing.
3.Compensation and Benefits.
(a)Base Compensation. During the Term of this Agreement (as defined in Section 4(a)), the Company will pay Executive an annualized base salary of $517,000. After the expiration of the Term, Executive’s annual base compensation structure will be as mutually agreed with the Company, provided that this sentence will not be construed to affect the at-will nature of Executive’s employment upon the expiration of the Term, as discussed in Section 4 below.
(b)Bonus Compensation. Additionally, so long as Executive remains a Senior Leader in the Company, Executive shall participate in the Company’s Senior Leader Bonus Program in effect from time to time, and as determined in the sole and unfettered discretion of the Compensation Committee of the Company’s Board of Directors and/or the Company’s President and/or Chief Executive Officer (such bonus under the Senior Leader Bonus Program, the “Senior Leader Bonus Program”). The bonus target for Executive under the Senior Leader Bonus Program is $700,000.
(c)Executive shall also be entitled to reimbursement of reasonable business expenses as approved by the Company’s Chief Executive Officer, or his/her designee.
(d)In general, all compensation arrangements including, but not limited to, fringe benefits, employer-sponsored group benefits and the Senior Leader Bonus, are subject to increase or decrease, change, withdrawal or modification at any time, and from time to time, at the sole discretion of the Company. Except as provided for herein, the Company is not bound to continue any level, or kind, of compensation or benefit. Where the benefits are governed by formal plan documents and summary plan descriptions, the terms of those documents govern. The Company has the right to modify, amend or terminate any benefit plan or its contributions to any benefit plan at any time.
(e)Executive’s compensation shall be subject to withholding for state and federal income tax, FICA, FUTA, SUTA, and other required statutory deductions.
(f)Executive acknowledges that, so long as he is receiving compensation as an employee of the Company, he will not receive any compensation for serving on the Board of Directors.
4.Term and Termination.
(a)The term of this Agreement will begin on the Effective Date and expire upon the third (3rd) anniversary of the Effective Date (the “Term”), provided that Executive’s employment will terminate automatically in the event of Executive’s death or permanent disability (defined as the physical or mental inability to perform the substantial and material duties of Executive’s occupation with or without reasonable accommodation for a period in excess of ninety (90) consecutive days or ninety (90) days within a six [6]-month period), and provided further that Executive may terminate Executive’s employment by giving the Company thirty (30) days’ advance written notice. Nothing in this Agreement will restrict the Company’s or Executive’s ability to terminate the employment relationship between the Company and Executive for any reason, during or after the Term.
(b)If, during the Term: (i) the Company terminates Executive’s employment other than for Cause (as defined below); (ii) the Executive terminates Executive’s employment for Good Reason; or (iii) Executive’s employment terminates due to Executive’s death or permanent disability, the Company shall continue to pay to Executive (or, in the event of Executive’s death, to Executive’s estate), for the remainder of the Term, compensation (base salary and annual bonus, if any) at an annualized rate equal to the total amount of compensation received by Executive during the twelve (12)-month period prior to termination of Executive’s employment (or, if such termination occurs within the first twelve (12) months of the Term, then an annualized rate determined based on the total compensation received by Executive from the Effective Date through the Termination Date (as defined below) assuming that Executive received a pro-rata bonus at the target bonus rate [e.g., a bonus based upon a percentage of base salary] for such period of employment), provided that the Company’s obligation to continue paying Executive for the remainder of the Term will immediately terminate upon a final court adjudication of Executive’s failure or cessation, for any reason, to comply with the provisions of Sections 5 and 6 hereof. The amounts payable under this Section 4(b) will be paid to Executive on the payroll dates determined in accordance with the Company’s normal payroll practice following the Termination Date. However, Executive will not be entitled to and will not receive any of the payments or other benefits provided in this Section 4(b) unless and until: (A) Executive executes and delivers to the Company a general release in favor of, and in a form acceptable to, the Company (the “Release”) within sixty (60) days following the Termination Date; and (B) the Release becomes effective and can no longer be revoked by Executive; and (C) and (D) Executive has returned to the Company all Company property in Executive’s possession or control. Further, all payments to Executive under this Section 4(b) shall immediately cease, and no further payments shall be due to Executive under this Section 4(b), in the event of any of breach by Executive of Executive’s restrictive covenants to which Executive is bound under this Agreement or any other agreement between Executive and the Company or any Group Company.
(c)If, during the Term: (i) Executive terminates Executive’s employment for any reason other than for Good Reason, death or permanent disability; or (ii) the Company terminates Executive for Cause, then the Company will pay Executive only such compensation as will have accrued through the Termination Date; provided, however, that if Executive delivers a written notice of termination, the Company will have the option to waive the thirty (30) day notice period and pay Executive only through the day such notice is delivered. Notwithstanding any contrary provision of this Agreement, the applicable provisions of this Agreement including, without limitation, Sections 5 through 17, will remain in full force and effect after the expiration or termination of this Agreement. The amounts payable under this Section 4(c) will be paid to Executive in accordance with applicable law and in any event no later than the March 15 of the year following the calendar year in which Executive’s termination of employment occurs.
(d)During the Term, Executive will be subject to discharge by the Company, at its sole discretion, for Cause by delivery of formal, written notice of termination pursuant to this Agreement. As used herein, the term “Cause” means the following:
(i)the conviction of a felony;
(ii)any material, willful misconduct by Executive that is not remedied or cured and continues for ten (10) days after the Company has given written notice to Executive specifying in reasonable detail the material, willful misconduct that Executive has allegedly committed (provided, however, that if ten (10) days is insufficient time in which to fully remedy or cure such failure to perform, then such additional time as is reasonably necessary for such full remediation or cure shall be allowed if Executive has, within ten (10) days of receiving written notice from the Company, taken reasonable steps towards such remediation or cure);
(iii)any material breach by Executive of any material provision of this Agreement that is not susceptible to remedy or cure or, if susceptible to remedy or cure, is not remedied or cured and continues for ten [10] days after the Company has given written notice to Executive specifying the manner in which Executive has breached this Agreement or such other agreement, as the case may be (provided, however, that if ten [10] days is insufficient time in which to fully remedy or cure such breach, but such breach is still susceptible to remedy or cure, then such additional time as is reasonably necessary for such full remediation or cure shall be allowed if Executive has, within ten [10] days of receiving written notice from the Company, taken reasonable steps towards such remediation or cure); or
(iv)removal of Executive as a director of the Company for any reason.
(e)Executive shall not be required to mitigate damages with respect to the termination of his employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided in this Section 4. Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Executive or others.
(f)After the expiration of the Term of this Agreement, the employment relationship memorialized by this Agreement will be at-will and may be terminated by the Company or Executive at any time, with or without Cause or Good Reason or advance notice and without the requirement of any procedural steps such as warnings or progressive discipline.
(g)Termination of Executive’s employment relationship with the Company, whether by the Company or Executive, before or after the expiration of the Term and whether with or without Cause or Good Reason, will not release either Executive or the Company from obligations hereunder through the date of such termination (the “Termination Date”) nor from the applicable provisions of this Agreement, including, without limitation, Sections 5 through 17, which will survive the termination of Executive’s employment and the termination of this Agreement. Upon written notice of termination of or by Executive, the Company has the power to suspend Executive from all duties on the date written notice is given, and to immediately require the return of all professional documentation as described in this Agreement. The Company has the further right to impound all Company property on Company premises for a reasonable time following termination, to permit the Company to inventory the property and ensure that its property and Trade Secrets are not removed from the premises. Executive acknowledges that Executive has no right or expectation of privacy with respect to Company property kept on Company premises, or equipment provided by the Company, including any such information maintained on computer systems or electronic communications devices utilized by Executive during employment by the Company. On or after the Termination Date, or at any time upon demand, Executive will immediately return to the Company, all: (i) tangible Confidential Information in Executive’s possession or control including, but not limited to, copies, notes, abstracts, summaries, tapes or other record of any type of Confidential Information; and (ii) other Company property in Executive’s possession or control including, without limitation, any and all keys, security cards, passes, credit cards, and marketing literature, and Executive will not destroy, delete or otherwise damage any Confidential Information or Company property.
5.Ownership of Business Executive acknowledges and agrees that the following, without limitation, are the sole and exclusive property of the Company, and that the Executive has no right, title or interest in or to: (a) any and all Client Accounts, Prospective Client Accounts; (b) personal relationships and goodwill associated with such Client Accounts and Prospective Client Accounts; (c) brokers, insurance carriers and other insurance markets, vendors, and referral sources of Insurance Business that have been cultivated by Executive during Executive’s employment with the Company; and (d) any related files, records, documents, lists, account information and other Confidential Information in Executive’s possession or control during Executive’s employment with the Company. Executive further acknowledges and agrees that the foregoing pertains to all types of Client Accounts and Prospective Client Accounts, including, without limitation, any Client Accounts as to which any Insurance Products or Services, whether placed during Executive’s employment with the Company, may reflect Executive individually, rather than the Company, as the agent-of-record with an insurance carrier.
6.Covenant Not to Solicit or Service Client Accounts or Prospective Client Accounts; Covenant Not to Solicit Employees; Non-Interference; Related Matters.
(a)Non-Solicitation and Non-Interference Covenants. During Executive’s employment with the Company and for a period of two (2) years following the Termination Date (the “Restricted Period”):
(i)Executive will not, directly or indirectly, in any capacity whatsoever other than on behalf of the Company, solicit or divert any Client Account that Executive either had some involvement in proposing, quoting, selling, placing, providing, servicing or renewing any Insurance Products or Services or about whom Executive received any Confidential Information, or any Prospective Client Account that Executive either had some involvement in proposing or quoting any Insurance Products or Services or about whom Executive received any Confidential Information. For purposes of this Agreement, Executive acknowledges that informing Client Accounts or Prospective Client Accounts that Executive is or may be leaving Company prior to leaving employment of Company will be deemed to constitute prohibited solicitation under this Agreement absent the Company’s prior written consent. Executive recognizes and acknowledges that Client Accounts and Prospective Client Accounts are not confined to any geographic area. Therefore, Executive acknowledges and understands that there is no geographic restriction that applies to the non-solicitation covenant contained in this Section 6(a)(i) and that the scope of this covenant is appropriately limited by the customer-based restriction.
(ii)In addition, Executive will not interfere or take any action intended to, or which reasonably may be expected to, cause any Client Account or Prospective Client Account, insurance carrier, wholesale broker, independent contractor or other person or entity with a material business relationship with the Company, to cease, reduce or refrain from transacting business with the Company or its Affiliates.
(iii)Unless the Company gives Executive prior express permission, during Executive’s employment and throughout the Restricted Period, Executive will not use for Executive’s own benefit, or use for or disclose to any competitor, Client Account, insurance carrier, managing general agent, and/or vendor of the Company or any other person, firm, corporation, or other entity, the Confidential Information as set forth herein including, without limitation, using or disclosing any Confidential Information to solicit or divert any Insurance Business in respect of any Client Account or Prospective Client Account of the Company for the benefit or account of any Person other than the Company.

(iv)Executive will not directly or indirectly solicit or seek to induce any of the Company’s employees or independent contractors to terminate such employee’s or contractor’s employment or engagement with the Company for any reason, including, without limitation, to work for Executive or any competitor of the Company.
(b)Exceptions. Notwithstanding anything to the contrary in this Agreement:
(i)The Company agrees that while he is employed by the Company, Executive may continue to invest in, and if he desires, serve as a director on the board of directors of, the Executive’s Investments; provided that, Executive’s activities in this regard do not materially interfere with Executive’s duties to the Company;
(ii)If the Company terminates Executive’s employment other than for Cause (as defined the Employment Agreement between Executive and Company) or Executive terminates his employment for any reason, Executive may serve on the board of directors of the Owner’s Investments (other than WorldWide Facilities), provided that with respect to the financial institution listed on Schedule 1 (“Financial Institution”) during the Restricted Period, such services shall not be deemed to violate this Section 3 only so long as Executive does not utilize any confidential information to compete with any Group Company, and Executive may not serve on the board of directors or provide any services to any financial institution listed on Schedule 1 if that financial institution has gross revenue from placement of Insurance Products or Services in excess of $700,000; and
(iii)The Executive may continue to invest in any publicly traded company provided that the total of Executive’s investment is less than 3% of the then-existing market capitalization of the underlying company (e.g., Executive may purchase AIG stock provided that such investment is less than 3% of AIG’s market capitalization on the date of Executive’s trade(s)).
(c)Remedies.
(i)In the event of a breach or threatened breach of the provisions of this Agreement, any applicable Group Company shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Without limiting the foregoing, Executive further acknowledges and understands that, under applicable statute, regulation or other applicable law, for the unauthorized use or disclosure of any trade secrets a court may award the following relief: (A) the Company’s or its Affiliates’ lost profits; (B) disgorgement of profits of the wrongdoer; (C) royalties; (D) an injunction; (E) punitive damages; and (F) attorneys’ fees and costs.
(ii)The Company and all Group Companies are intended to be third-party beneficiaries of this Agreement.
(iii)Executive acknowledges that the covenants set forth in this Agreement represent an important element of the value of the Hays Group and their businesses that the Company is acquiring pursuant to the Purchase Agreement and are a material inducement for the Company to enter into the Purchase Agreement and the transactions contemplated therein. Executive further acknowledges that without such protection, the business of the Company would be irreparably harmed, and that the remedy of monetary damages alone would be inadequate.
(iv)Each provision of this Agreement shall be independent of any and all other provisions of this Agreement, the Purchase Agreement, and any other agreement entered into between the Parties. The real or perceived existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or some other basis, shall not relieve Executive of Executive’s obligations under this Agreement and shall not constitute a defense to the enforcement by the Company or its Affiliates of the restrictions and covenants contained in this Agreement.
(c)It is the intention of the Parties that the terms and provisions of this Agreement be enforceable to the maximum extent permitted by applicable law. In furtherance of the foregoing, the Parties further agree that if a court of competent jurisdiction declares any of the covenants set forth in this Agreement unenforceable, then such court shall be authorized to modify such covenants so as to render the remaining covenants and the modified covenants valid and enforceable to the maximum extent possible, and as so modified, to enforce this Agreement in accordance with its terms. In accordance with the foregoing, if any provision of this Agreement shall be held to be excessively broad, it shall be limited to the extent necessary to comply with applicable law.
(d)If any of the provisions of this Agreement shall otherwise contravene or be determined to be invalid or unenforceable under the laws of any state, country or other jurisdiction in which this Agreement may be applicable, valid, and enforceable but for such contravention or invalidity or unenforceability, then: (i) such contravention or invalidity or unenforceability (A) shall not invalidate or otherwise affect the enforceability of all of the provisions of this Agreement, but rather (B) this Agreement (or the remaining provisions hereof, as applicable) shall be construed, insofar as the laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction; and (ii) the rights and obligations created hereby shall be construed and enforced to the maximum extent permitted under applicable law.
(e)Executive agrees that if Executive accepts new employment during the Restricted Period for any reason, Executive will give written notice to the new employer of Executive’s post-employment obligations under this Agreement and provide a copy of such notice to the Company and Executive authorizes the Company to communicate directly to such new employer the terms and conditions of this Agreement.
(f)Nothing in this Agreement will be construed to prohibit Executive from engaging in employment and/or business ventures that are competitive with the Group Companies after the Executive’s employment with the Company ends.
7.Waivers and Modifications. No amendment or waiver of any provision of this Agreement is effective unless the amendment or waiver is in writing and signed by the Parties. In the event of a waiver, the waiver is effective only in the specific instance and for the specific purpose given.
8.Notices.  Notices will be addressed as indicated below, or to such other addressee or to such other address as may be designated by either Party:

If to the Company: Brown & Brown, Inc. 220 S. Ridgewood Avenue Daytona Beach, FL 32114 Attention: Robert W. Lloyd, General Counsel Facsimile No.: (386) 239-7293
If to Executive: To the most current residence address on file with the Company.

9.Amendment. Unless this Agreement provides otherwise, this Agreement cannot be altered, amended, changed, or modified in any respect or particular unless each such alteration, amendment, change, or modification will have been agreed to by each of the Parties hereto and reduced to writing in its entirety and signed and delivered by each Party.
10.Assignment and Enforcement. Executive agrees that the Company may freely assign this Agreement, and/or any rights hereunder, to any Affiliate or to any other entity. Further, to the extent applicable, the Company’s Affiliates will be deemed third-party beneficiaries and may enforce the applicable rights and obligations under this Agreement. Executive further agrees to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or Affiliate thereof to whose employ Executive may be transferred, without the necessity that this Agreement or another employment agreement be re-executed at the time of such transfer. No assignment, consent by Executive, or notice to Executive will be required to render this Agreement enforceable by any assignee, transferee or other entity designated by the Company. The Company’s assignees or successors are expressly authorized to enforce the Company’s rights and privileges hereunder, including without limitation the restrictive covenants set forth in Section 6. Executive may not assign or delegate Executive’s rights or obligations hereunder in whole or in part without the Company’s prior written consent. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of Executive’s heirs, executers and administrators and the Parties’ respective successors and assigns.
11.Governing Law; Jurisdiction and Venue.
(a)All matters arising under or relating to this Agreement will be governed by and construed and enforced in accordance with the Law of the State of Florida, without giving effect to its conflicts of law principles.
(b)Any claim, litigation or other proceeding (“Proceeding”) arising out of or relating to any of this Agreement or Executive’s employment with the Company will be brought either: (i) in the courts of the State of Florida, County of Volusia; or (ii) if it has or can acquire jurisdiction, in the United States District Court for Middle District of Florida, and each Party irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of any Proceeding will be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. The Parties agree that either or both of them may file a copy of this Section 10(b) with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this Section 10(b) may be served on any Party anywhere in the world.
12.Miscellaneous. This Agreement constitutes the final agreement between the Parties. It is the complete and exclusive expression of the Parties’ agreement on the matters contained in this Agreement. All prior and contemporaneous negotiations and agreements between the Parties on the matters contained in this Agreement are expressly merged into and superseded by this Agreement, provided that this sentence will not be deemed or construed to merge, supersede, or otherwise affect the Purchase Agreement or any other agreement, instrument or document entered into by the Parties in connection with the Acquisition. This Agreement may be executed in counterparts, all of which together will comprise one and the same instrument.
13.Negotiation of Agreement. This Agreement has been negotiated by the Parties hereto, each having had the opportunity to be represented by counsel of its or his choice, and no provision hereof will be construed against any Party by reason of that Party being considered to be the drafter of such provision.

Executive represents that Executive has read this Agreement carefully and understands this Agreement or has relied exclusively on Executive’s counsel for an understanding of the terms and conditions herein.
14.Effectiveness. This Agreement will be effective on the Effective Date, provided that its effectiveness will be conditioned upon the completion of the Acquisition.
15.Liability Insurance. The Group Companies shall each cover the Executive under their directors’ and officers’ liability insurance both during and, while any potential liability exists, after the Term of this Agreement in the maximum amount and to the maximum extent as such Group Companies cover other officers and directors.
16.Section 409A. With respect to the payments, if any, provided by this Agreement upon any Separation under Sections 3 or 4, Executive’s employment shall be treated as terminated if the Separation meets the definition of “separation from service” as set forth in Treasury Regulation Section 1.409A-1(h)(l). Notwithstanding anything to the contrary contained in this Employment Agreement, if: (a) Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i); and (b) any portion of the amounts payable under Sections 3 or 4 upon Separation does not qualify for exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), under the short-term deferral exception to deferred compensation of Treasury Regulation Section 1.409A-1(b)(4), then payments of such amounts that are not exempt from Code Section 409A shall be made in accordance with the terms of this Employment Agreement, but in no event earlier than the first to occur of: (i) the day after the six-month anniversary of Executive’s Separation of employment; or (ii) Executive’s death. Any payments delayed pursuant to the prior sentence shall be made in a lump sum on the first day of the seventh month following the date of Separation of Executive’s employment, and the Company will pay the remainder of such payments, if any, on and after the first day of the seventh month following the date of Separation of Executive’s employment at the time(s) and in the form(s) provided by the applicable section(s) of this Employment Agreement. Each such payment shall be considered a “separate payment” and not one of a series of payments for purposes of Code Section 409A.
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[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first written above.

EMPLOYEE /s/ James C. Hays James C. Hays, individually	THE COMPANY: BROWN & BROWN, INC. By:/s/ J. Powell Brown J. Powell Brown, Chief Executive Officer

Signature Page to Employment Agreement

Schedule 1
JS Held, LLC (including Comando Ingenieria, Construction Process Solutions, J.S. Held Engineering Services PLLC and Leach Group)
Recover Health
Apollo (London MGA)
WorldWide Facilities, LLC
RLA Insurance Intermediaries
Houston International Insurance Group
Atlantic Global Risk
URSA Group, Inc.
Financial Institutions:
•Northfield Bank Shares, Inc.
•Red Rock Banks
•First State Bank of Sauk Center
•1st United Bank
•MidCountry Bank

Schedule 1 to Employment Agreement